Exhibit 99.1

NEWS RELEASE

Contact: Frank Hallowell, Chief Financial Officer
Autoscope Technologies Corporation Phone: 612.438.2363

FOR IMMEDIATE RELEASE

Autoscope Technologies Corporation Announces Financial Results Dividend Declaration

Minneapolis, Minn., August 11, 2022 -- Autoscope Technologies Corporation (Nasdaq: AATC) today announced results for its quarter and six months ended June 30, 2022 and its Board of Directors has authorized and declared a quarterly cash dividend of $0.12 per share of its common stock.  The dividend is payable on August 31, 2022 to the shareholders of record at the close of business on August 25, 2022.

Second Quarter 2022 Financial Summary

  Second quarter royalties decreased to $1.4 million compared to $2.5 million in the same period in the prior year due to global supply chain disruptions.
  Second quarter product sales were $1.4 million, an increase of 10 percent from the same period in the prior year due to the continued adoption of Image Sensing Systems, Inc. RTMS Echo product line.
  Operating expenses totaled $1.9 million in the second quarter of 2022, a decrease of 10 percent from the prior year period.
  Net income for the second quarter of 2022 totaled $74,000, a decrease of $722,000 when compared to a net income of $752,000 for the same period in the prior year.

Exhibit 99.1

First Half 2022 Financial Summary

  Royalties for the first half of 2022 decreased to $3.2 million compared to $4.3 million the same period in the prior year due to global supply chain disruptions.
  Product sales for the first half of 2022 were $2.4 million, a decrease of 4 percent from the same period in the prior year due to labor shortages and project delays.
  Operating expenses totaled $4.0 million in the first half of 2022, an increase of 1 percent from the prior year period.
  Capitalized software costs in the first half of 2022 were $534,000 compared to $178,000 in the prior year period.
  The Company recognized other income of $931,000 for the forgiveness of the Paycheck Protection Program loan during the first half of 2021, and there were no comparable items in the same period in 2022.
  Net income for the first half of 2022 totaled $92,000 compared to net income of $1.9 million for the same period in the prior year.
  To generate a greater return on our cash position, the company purchased various securities during the first six months of 2022, totaling $4.3 million.  The Company also paid out $1.3 million to shareholders compared to $644,000 during the first six months of 2021. This resulted in a decreased cash balance of $1.9 million at June 30, 2022, compared to $8.3 million at December 31, 2021.
  Cash & cash equivalents and investment in debt and equity securities totaling $6.1 million as of June 30, 2022, are readily available and will satisfy our projected working capital needs, investing activities, and other cash requirements for at lease one year from June 30, 2022.

Second-Quarter Results:

Second quarter 2022 revenue for Autoscope Technologies Corporation ("AATC," the "Company," "us," "we," or "our"), which includes the results of Image Sensing Systems, Inc., a wholly-owned subsidiary of AATC ("ISS"), was $2.8 million compared to $3.8 million in the second quarter of 2021. Revenue from royalties decreased to $1.4 million in the second quarter of 2022 compared to $2.5 million during the second quarter of 2021. The decrease in royalty revenue is primarily due to component shortages during the second quarter of 2022, which resulted in the purchase of higher costing alternative components and a slowdown in production that resulted in delayed order fulfillment. Product sales increased to $1.4 million in the second quarter of 2022, a 10 percent increase from $1.3 million in the second quarter of 2021. The increase in product sales in the second quarter of 2022 compared to the second quarter of 2021 is due to the increased adoption of our RTMS Echo line. Autoscope video product sales and royalties were $69,000 and $1.4 million, respectively, and RTMS radar product sales were $1.4 million in the second quarter of 2022.

Exhibit 99.1

Gross margin for the second quarter of 2022 was 71 percent, a 10 percent or 7 percentage point decrease from a gross margin of 78 percent for the same period in 2021. Gross margin from royalties decreased to 92 percent in the second quarter of 2022 compared to 96 percent in the second quarter of 2021. The decrease in gross margin from royalties was primarily due to lower sales of Autoscope Vision and higher component costs. Product sales gross margin for the second quarter of 2022 was 50 percent compared to 44 percent in the prior year period. The increase in the gross margin percent was primarily the result of increased total product sales and a significant increase in warranty expense in 2021 with no comparable items in 2022.

The 2022 second quarter net income includes operating expenses of $1.9 million, a 10 percent decrease from the second quarter of 2021. The decrease in operating expenses is primarily due to the increased capitalized software development costs in the second quarter of 2022 compared to the second quarter of 2021.  The Company's net income for the 2022 second quarter was $74,000, or $0.01 per diluted share, compared to net income of $752,000 or $0.14 per diluted share, in the prior year period.

On a non-GAAP basis, excluding the amortization of intangible assets and depreciation for the applicable periods, operating income for the second quarter of 2022 was $395,000 compared to operating income of $1.1 million in the prior year period.

Year-to-Date Results:

AATC’s revenue for the first six months of 2022 was $5.6 million, an 18 percent decrease from revenue of $6.8 million in the first six months of 2021. Revenue from royalties decreased to $3.2 million in the first six months of 2022 compared to $4.3 million in the same period in 2021. Product sales were $2.4 million in the first six months of 2022, a 4 percent decrease from $2.5 million in the first six months of 2021. Sales gross margin for the first six months of 2022 was 74 percent, a 3 percentage point or 4 percent decrease from the prior year period. The decrease in gross margin is mainly attributable to a lower percentage of revenue from royalties in the first half of 2022.

The first six months of revenue for 2022 included Autoscope video product sales and royalties of $233,000 and $3.2 million, respectively, and RTMS radar product sales of $2.1 million. Product sales gross margin for the first six months of 2022 was 48 percent, a 2 percentage point or 4 percent increase compared to the same period in the prior year.  The increase in product gross margin percent was primarily the result of an increase in total product sales and an increase in warranty reserve in the first six months of 2021 with no comparable items in 2022.

The Company’s net income for the first six months of 2022 was $92,000, or $0.02 per diluted share, compared to a net income of $1.9 million, or $0.35 per diluted share, in the first six months of 2021. The first six months of 2022 net income includes operating expenses of $4.0 million, a 1 percent increase from the same period in 2021. During the first six months of 2022, the Company capitalized $534,000 of software development costs compared to $178,000 in the first six months of 2021.  Other income of $931,000 was recorded during the first six months of 2021 when the Company received forgiveness of the Paycheck Protection Program loan, including accrued interest, and there were no comparable items in the first half of 2022.

On a non-GAAP basis, excluding the amortization of intangible assets and depreciation for the applicable periods, operating income for the second quarter of 2022 was $667,000 compared to operating income of $1.8 million in the prior year period.

Exhibit 99.1

“Our results for the quarter reflect the challenging operating environment that ISS and our partners are facing.  Although product order demand remained solid, global supply chain disruptions led to component shortages and reduced royalties.  I am pleased with our team's efforts to work with our partners to secure necessary critical components to meet our Autoscope Vision customer's needs. I am also pleased with the rebound of our direct product sales due to expanding market acceptance of our Echo product line," said Andrew Berger, CEO of Autoscope Technologies Corporation.  "For the remainder of the year, ISS gross margins will be lower than in recent years due to continuing supply chain component issues and inflationary pressures that will not be recovered through previously announced price increases. While difficult market conditions are expected to continue in the near term, we remain focused on launching our new video detection product line which will drive growth, continued investment in critical components to ensure stability of our supply chain, and continued cost management,” concluded Mr. Berger.

Non-GAAP Financial Measures:

We provide certain non-GAAP financial information as supplemental information to financial measures calculated and presented in accordance with GAAP (Generally Accepted Accounting Principles in the United States). This non-GAAP information excludes the impact of amortizing intangible assets and depreciation and may exclude other non-recurring items. Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

About Autoscope Technologies Corporation

Autoscope Technologies Corporation is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications, and solutions. We give Intelligent Transportation Systems (ITS) professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics – to make more confident and proactive decisions. We are headquartered in Minneapolis, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement:  Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; adverse weather conditions in our markets; the impact of governmental laws, regulations, and orders, including as a result of the COVID-19 pandemic caused by the coronavirus; international presence; tariffs and other trade barriers; our success in integrating any acquisitions; potential disruptions to our supply chains (including disruptions caused by geopolitical events, military actions, work stoppages, nature disasters, or international health emergencies, such as the COVID-19 pandemic); and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2021 filed on March 22, 2022.

Exhibit 99.1

Autoscope Technologies Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share information)

(unaudited)

	Three-Month Periods Ended June 30,		Six-Month Period Ended June 30,
	2022	2021	2022	2021
Revenue
Product sales	$1,432	$1,305	$2,366	$2,468
Royalties	1,387	2,483	3,205	4,299
	2,819	3,788	5,571	6,767
Cost of revenue	824	827	1,440	1,533
Gross profit	1,995	2,961	4,131	5,234

Operating expenses
Selling, general and administrative	1,324	1,516	3,009	2,882
Research and development	526	541	954	1,037
	1,850	2,057	3,963	3,919
Income from operations	145	904	168	1,315
Investment loss	(30)	-	(25)	-
Interest expense	(18)	-	(36)	-
Other income	10	-	21	925
Income from operations before income taxes	107	904	128	2,240
Income tax expense	33	152	36	357
Net income	$74	$752	$92	$1,883

Basic net income per share	$0.01	$0.14	$0.02	$0.35
Diluted net income per share	$0.01	$0.14	$0.02	$0.35

Weighted shares - basic	5,381	5,341	5,371	5,332
Weighted shares - diluted	5,387	5,350	5,373	5,343

Exhibit 99.1

Autoscope Technologies Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$1,933	$8,229
Receivables, net	2,762	2,369
Inventories	1,475	1,429
Short-term investments in available-for-sale debt securities	425	-
Investments in equity securities	247	-
Due from broker	481	-
Prepaid expenses and other current assets	913	355
	8,236	12,382
Property and equipment, net	2,176	2,237
Operating lease asset, net	9	58
Intangible assets, net	2,996	2,866
Deferred income taxes	4,811	4,824
Long-term investments in available-for-sale debt securities	3,011	-
	$21,239	$22,367
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$479	$236
Short-term debt	57	56
Warranty and other current liabilities	433	607
	969	899

Non-current liabilities
Long-term debt	1,645	1,674
	1,645	1,674

Shareholders’ equity	18,625	19,794
	$21,239	$22,367

Exhibit 99.1

 Autoscope Technologies Corporation

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six-Month Periods Ended June 30,
	2022	2021
Operating activities
Net income	$92	$1,883

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	499	462
Amortization of deferred finance fees	1	-
Stock option expense	268	107
Deferred income tax expense	30	348
Forgiveness income from PPP Loan	-	(931)
Loss on disposal of assets	5	1
Realized loss of sale of equity investments	53	-
Unrealized gain on equity investments	3	-
Investment loss	6	-
Changes in operating assets and liabilities	(878)	(1,161)
Net cash used for operating activities	79	709

Investing activities
Capitalized software development costs	(534)	(178)
Purchases of property and equipment	(41)	(8)
Purchase of equity securities	(795)	-
Sale of equity securities	10	-
Purchase of debt securities	(3,521)	-
Net cash used for investing activities	(4,881)	(186)

Financing activities
Stock for tax withholding	(15)	(35)
Dividends paid	(1,291)	(644)
Proceeds from exercise of stock options	32	8
Proceeds from PPP Loan	(29)	-
Net cash used for financing activities	(1,303)	(671)

Effect of exchange rate changes on cash	(191)	(30)
Decrease in cash and cash equivalents	(6,296)	(178)

Cash and cash equivalents at beginning of period	8,229	8,605
Cash and cash equivalents at end of period	$1,933	$8,427

Non-Cash investing and financing activities:
Sale of equity securities included in due from broker	481	-

Exhibit 99.1

 Autoscope Technologies Corporation

Non-GAAP Income from Continuing Operations

(in thousands)

(unaudited)

We define non-GAAP income from operations as income from operations before amortization of intangible assets and depreciation for the applicable periods. Management believes non-GAAP income from operations is a useful indicator of our financial performance and our ability to generate cash flows from operations. Our definition of non-GAAP income from operations may not be comparable to similarly titled definitions used by other companies. The table below reconciles non-GAAP income from operations, which is a non-GAAP financial measure, to comparable GAAP financial measures:

	Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
	2022	2021	2022	2021
Income from operations	$145	$904	$168	$1,315
Amortization of intangible assets	204	195	404	382
Depreciation	46	40	95	80
Non-GAAP income from operations	$395	$1,139	$667	$1,777

Note – Our calculation of non-GAAP income from operations is considered a non-GAAP financial measure and is not in accordance with, or preferable to, “as reported”, or GAAP financial data.  However, we are providing this information, as we believe it facilitates analysis of the Company’s financial performance by investors and financial analysts.